Exhibit 99.1

NEWS RELEASE May 29, 2015

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE APPOINTS ANTHONY J. MELONE

TO ITS BOARD OF DIRECTORS

May 29, 2015 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) announced today that its Board of Directors has appointed Anthony Melone as a director. With the appointment of Mr. Melone, Crown Castle has twelve directors on its Board of Directors, of which ten are independent directors pursuant to the New York Stock Exchange listing standards.

“We are very pleased to welcome Tony Melone to the Board of Directors and look forward to the contributions he will make as a member of our Board,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “As we continue to focus our attention and resources on assisting our wireless carrier customers deploy and upgrade their networks, Crown Castle will benefit tremendously from Mr. Melone’s unique perspective and extensive experience as an operator of wireless networks.”

Mr. Melone has over 32 years of experience in the telecommunications industry, including previously serving as Executive Vice President and Chief Technology Officer for Verizon Communications, where Mr. Melone was responsible for Verizon’s technology roadmap and product innovation. Prior to his role at Verizon Communications, Mr. Melone served as Senior Vice President and Chief Technical Officer for Verizon Wireless, where he led Verizon’s network transition from 3G to 4G LTE services. Mr. Melone graduated from Villanova University with a bachelor’s degree in electrical engineering and later earned a master’s degree in engineering from the University of Pennsylvania.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com